Exhibit 10.9
LOWE’S COMPANIES, INC.
SEVERANCE PLAN FOR SENIOR OFFICERS
Lowe’s Companies, Inc. (“Lowe’s”) has adopted the Lowe’s Companies, Inc. Severance Plan for Senior Officers (the “Plan”) as set forth below, in order to provide transitional income and benefits to eligible employees whose employment is terminated in connection with severance events described in this Plan. This Plan is effective as of August 16, 2018 (the “Effective Date”) and applies to terminations occurring on and after the Effective Date and prior to a Change in Control (as defined herein).
The Plan is intended to constitute an employee welfare benefit plan under ERISA (as defined below) and shall be interpreted and administered accordingly. This document is intended to be both the plan document and summary plan description (“SPD”) for the Plan, and reflects the terms of the Plan in effect as of August 16, 2018. If the Plan is amended, copies of the amendment and an updated version of the SPD can be obtained from the Plan Administrator.
Article 1– Definitions
As used in the Plan, the following words and phrases and any derivatives thereof will have the meanings set forth below unless the context clearly indicates otherwise.

1.1
“Annual Compensation” shall mean the sum of (i) the Eligible Employee’s annual base salary (determined immediately prior to the Qualified Termination), and (ii) the Eligible Employee’s target annual bonus with respect to the fiscal year in which the Qualified Termination occurs.

1.2	“Board” shall mean the Board of Directors of Lowe’s.

1.3
“Cause” shall mean (i) the Eligible Employee’s failure to attempt in good faith to perform the Eligible Employee’s duties (other than as a result of physical or mental illness or injury), which failure is not corrected within thirty (30) days following written notice to the Eligible Employee from the Company; (ii) the Eligible Employee’s willful misconduct or gross negligence in connection with the performance of the Eligible Employee’s duties as an employee or, if applicable, as a member of the Board, which is or could reasonably be expected to be injurious to the Company or any of its affiliates (whether financially, reputationally or otherwise); (iii) a breach by the Eligible Employee of the Eligible Employee’s fiduciary duty or duty of loyalty to the Company or any of its affiliates; (iv) the willful performance by the Eligible Employee of any act or acts of dishonesty in connection with or relating to the Company’s or any of its affiliates’ business or the willful misappropriation (or willful attempted misappropriation) of any of the Company’s or any of its affiliates’ funds or property; (v) the Eligible Employee’s indictment or plea of guilty or nolo contendere to any felony or crime involving moral turpitude; (vi) a material breach of any of the Eligible Employee’s obligations under any agreement entered into between the Eligible Employee and the Company or any of its affiliates, which material breach is not corrected within thirty (30) days following written notice to the Eligible Employee from the Company; or (vii) the Eligible Employee’s material breach of the Company’s policies or procedures, which breach causes or could reasonably be expected to cause material harm to the Company or its business reputation or to be injurious to the Company or any of its affiliates (whether financially, reputationally or otherwise), which material breach is not corrected within thirty (30) days following written notice to the Eligible Employee from the Company.
The determination as to whether Cause has occurred shall be made by the Company in its sole discretion and, in such case, the Company also may, but shall not be required to, specify the date such Cause occurred (including by determining that a prior termination of employment was for Cause).

1.4
“Change in Control” shall mean (i)    individuals who, as of the date of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of Lowe’s proxy statement in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of Lowe’s as a result of an actual or threatened election contest (as described in Rule 14a‑11 under the Exchange Act (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Section 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director (unless specifically deemed to be an Incumbent Director by a vote of at least a majority of the Incumbent Directors then on the Board); (ii) any person becomes a “beneficial owner” (as defined in Rule 13d‑3 under the Exchange Act), directly or indirectly, of Lowe’s securities representing 25% or more of the combined voting power of Lowe’s then outstanding securities eligible to vote for the election of the Board (the “Lowe’s Voting Securities”); provided, however, that the event described in this subparagraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (a) an acquisition directly by or from Lowe’s or any affiliated companies; (b) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by Lowe’s or any affiliated companies, (c) an acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities, (d) an acquisition pursuant to a Non‑Qualifying Transaction (as defined in subparagraph (iii) below) or (e) an acquisition by a person solely for purposes of distribution to its equity holders; or (iii) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving Lowe’s that requires the approval of the Lowe’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Reorganization”), or the sale or other disposition of all or substantially all of Lowe’s assets to an entity that is not an affiliate of

Lowe’s (a “Sale”), unless immediately following such Reorganization or Sale: (a) more than 60% of the total voting power of (A) the corporation resulting from such Reorganization or the corporation which has acquired all or substantially all of the assets of Lowe’s (in either case, the “Surviving Corporation”), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by the Lowe’s Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Lowe’s Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Lowe’s Voting Securities among the holders thereof immediately prior to the Reorganization or Sale, (b) no person (other than (A) Lowe’s, (B) any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation, or (C) a person who immediately prior to the Reorganization or Sale was the beneficial owner of 25% or more of the outstanding Lowe’s Voting Securities) is the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and (c) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Reorganization or Sale were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale (any Reorganization or Sale which satisfies all of the criteria specified in (a), (b) and (c) above shall be deemed to be a “Non‑Qualifying Transaction”).

1.5	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations and rulings issued thereunder.

1.6	“Committee” shall mean the Compensation Committee of the Board or its successor committee.

1.7	“Company” shall mean Lowe’s or the Participating Employer, as applicable.

1.8	“Eligible Employee” shall mean a Tier 1 Officer or a Tier 2 Officer.

1.9	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations and rulings issued thereunder.

1.10	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.

1.11	“Lowe’s” shall mean Lowe’s Companies, Inc., a North Carolina corporation, and any successor thereto.

1.12	“Notice” shall mean a written notice of termination without Cause and identifying the Termination Date provided to an Eligible Employee by the Company.

1.13	“Participating Employer” shall mean each Subsidiary designated by the Plan Administrator as a Participating Employer.

1.14	“Plan” shall mean the Lowe’s Companies, Inc. Severance Plan for Senior Officers, as set forth in this document and as it may be amended from time to time in accordance with Article 4.2.

1.15	“Plan Administrator” shall mean the Committee or its delegate.

1.16
“Qualified Termination” shall mean with respect to each Eligible Employee, the termination of such Eligible Employee’s employment with the Company by the Company without Cause, provided that transferring an Eligible Employee’s employment, at the direction of Lowe’s or a Participating Employer, as applicable, from Lowe’s to a Participating Employer, from a Participating Employer to Lowe’s, or from one Participating Employer to another Participating Employer shall not constitute a Qualified Termination.

1.17	“Severance Benefits” shall mean the benefits described in Article 3.

1.18	“Severance Multiple” shall mean, in connection with a Qualified Termination: (i) with respect to Tier 1 Officers, two (2); and (ii) with respect to Tier 2 Officers, one (1).

1.19	“Severance Period” shall mean, in connection with a Qualified Termination: (i) with respect to Tier 1 Officers, twenty-four (24) months; and (ii) with respect to Tier 2 Officers, twelve (12) months.

1.20
“Spouse” shall mean the person legally married to an Eligible Employee at the time of his or her incurring a Qualified Termination, determined in accordance with the local law where the Eligible Employee resides. For purposes of the Plan, a domestic partner will also be treated as the Eligible Employee’s surviving Spouse, if an Affidavit of Domestic Partnership was on file with the Company on the date of death.

1.21	“Subsidiary” means a corporation, company or other entity in which Lowe’s has a direct or indirect ownership or other equity interest.

1.22	“Termination Date” shall mean for each Eligible Employee, the official last date at work established by the Company.

1.23	“Tier 1 Officer” shall mean an employee of Lowe’s or a Participating Employer who is designated by the Plan Administrator from time to time as a “Tier 1 Officer.”

1.24	“Tier 2 Officer” shall mean an employee of Lowe’s or a Participating Employer who is designated by the Plan Administrator from time to time as a “Tier 2 Officer.”
Article 2– Eligibility

2.1	Eligibility to Participate. All Eligible Employees will be eligible to participate in the Plan and receive the Severance Benefits subject to the terms and conditions of the Plan.

2.2
Termination of Participation. An individual’s participation in the Plan will cease when he or she ceases to be an Eligible Employee or if he or she incurs a Qualified Termination and he or she has received all Severance Benefits due under the Plan as a result of such Qualified Termination.

Article 3– Benefits

3.1	Entitlement to Benefits.

(a)	General. Benefits are payable under this Plan to Eligible Employees who have a Qualified Termination prior to a Change in Control and who satisfy the requirements of this Article 3.

(b)
Right to Establish Termination Date. The Company shall have the right to establish a projected Termination Date for an Eligible Employee. The Eligible Employee must remain in active employment with the Company and continue to satisfactorily perform all the duties of his or her position until his or her actual Termination Date in order to be eligible for Severance Benefits unless the Company determines otherwise. Notwithstanding receipt of a Notice, an Eligible Employee will not be entitled to Severance Benefits if he or she takes action or fails to take action prior to the Termination Date that would prevent his or her termination from being a Qualified Termination or that would result in a loss of Severance Benefits under Article 3.3.

(c)
Release Agreement. An Eligible Employee who otherwise satisfies the requirements of this Article 3 will be eligible for Severance Benefits described in Article 3.2 only if he or she executes and returns to the Company within such time period as the Company may require a release of claims and restrictive covenants agreement in the form provided by the Company (the “Release Agreement”), and does not revoke any portion of the Release Agreement prior to all provisions of the Release Agreement becoming effective (with respect to an Eligible Employee, the time the Release Agreement becomes fully effective, the “Effective Time”).

(d)	No Severance Benefits. An Eligible Employee will not be entitled to any benefits whatsoever under this Plan if he or she:

(i)	Experiences a termination of employment other than a Qualified Termination;

(ii)	Experiences a Qualified Termination on or after a Change in Control;

(iii)
Fails to continue in active employment with the Company and to satisfactorily perform all duties of his or her position until the actual Termination Date established for such Eligible Employee by the Company unless the Company determines otherwise; or

(iv)	Does not validly execute the Release Agreement or the Effective Time does not occur.

3.2
Severance Benefits. Subject to the other provisions of this Article 3, each Eligible Employee who has a Qualified Termination and executes and does not revoke the Release Agreement prior to the Effective Time will be eligible for the following Severance Benefits at the Effective Time:

(a)
An amount equal to the product of the Eligible Employee’s Severance Multiple and the Eligible Employee’s Annual Compensation, to be paid in equal installments in accordance with the Company’s normal payroll practices starting on the first payroll period following the Effective Time and continuing until the expiration of the Eligible Employee’s Severance Period.

(b)
For the period beginning on the Termination Date and ending on the earlier of the expiration of the Severance Period and the date the Eligible Employee becomes covered under another employer’s health care plan, the Eligible Employee and his or her eligible dependents shall be entitled to continue participation in the employee health care plan maintained by the Company upon the same terms and conditions in effect from time to time for active employees of the Company as determined in good faith by the Company which period of coverage shall be considered to be part of, and shall run concurrent with, the period of continued coverage required to be offered under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and after which time the Eligible Employee may elect to participate in continuation of coverage pursuant to COBRA for the remaining required coverage period, during which remaining required coverage period the Eligible Employee shall be responsible for the full cost of any continued coverage elected under COBRA. Notwithstanding anything to the contrary in the Plan, if the Company’s providing health care coverage continuation under this Article 3.2(b) would violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 or the related regulations and guidance promulgated thereunder (“PPACA”), the Company shall have the right to amend this Article 3.2(b) in a manner it determines, in its sole discretion, to comply with the nondiscrimination rules applicable to non-grandfathered plans or to comply with the PPACA.

(c)
Assistance for a period of up to one (1) year from the Termination Date in the search for new employment through direct payment by the Company of the professional fees for the services incurred in the normal course of a job search with an outplacement organization arranged for by the Company.

3.3	Termination and Reduction of Severance Benefits.

(a)
If a former Eligible Employee of the Company breaches any term of the Release Agreement or, following the former Eligible Employee’s Termination Date, the Company determines that the Eligible Employee’s employment could have been terminated for Cause as of the Termination Date, he or she shall forfeit any unpaid Severance Benefits and shall be required to repay to the Company any paid or provided Severance Benefits, as described in the Release Agreement.

(b)
With respect to Tier 1 Officers only, the Severance Benefits provided under Article 3.2(a) shall be reduced, in whole or in part, by all other salary, bonus, consulting fees or other cash compensation received by or payable to a Tier 1 Officer for services rendered in any capacity to any third party during the Tier 1 Officer’s Severance Period with the exception of any compensation received for service on a board of directors on the Termination Date or other similar arrangement that existed on the Termination Date.

(c)
Each Eligible Employee agrees to notify the Company within three (3) business days of obtaining other employment during the Severance Period. Such notification to the Company shall include, (i) with respect to former Tier 1 Officers, the former Tier 1 Officer’s salary in the new position, when employment will commence, the amount of any signing bonus, when health insurance with the new employer will commence, and any other information necessary for the Company to calculate any reduction or termination in Severance Benefits under this Plan, and (ii) with respect to each other former Eligible Employee, when health insurance with the new employer will commence.

3.4
Death Before Payment. If an Eligible Employee who satisfies the requirements for benefits under this Article 3 dies after the Effective Time but before he or she receives payment of the entire amount due him or her under this Plan, the Company will pay the remaining Severance Benefits to his or her surviving Spouse, if any, or if there is no surviving Spouse, to his or her estate, in a lump sum as if the Eligible Employee had survived. All lump sum payments described in this Article 3.4 shall be made no later than March 15 of the calendar year following the calendar year in which the death occurs.

3.5
Withholding and Deductions. The Company will make deductions from each payment of Severance Benefits as required by applicable law. The Company will have the right to make deductions from Severance Benefits to satisfy any indebtedness that a former Eligible Employee has to the Company or any of its affiliates as of his or her Termination Date, but a decision by the Company not to reduce Severance Benefits to satisfy such indebtedness shall not constitute a waiver of its claim for such recovery of said indebtedness.

3.6
No Duplication. If the Plan Administrator determines, in its sole discretion, that all or a portion of the benefit payable or previously paid to an Eligible Employee under any other plan, program, employment contract or other agreement with the Company or a Subsidiary (other than payments made under any such plan that is intended to be tax exempt under Code Section 401(a)) is intended to provide severance, salary continuation or other benefits duplicative of the benefits provided under this Plan, the Plan Administrator shall have the right to reduce the Severance Benefits otherwise payable under this Plan to the extent deemed necessary to eliminate any unintended duplication of benefits.

3.7
Offset of Legally Required Payments. Regardless of the amount of an Eligible Employee’s Severance Benefits under the Plan, such benefits will be reduced by any payments required to be paid by the Company to the Eligible Employee under any federal or state law, including without limitation the Worker Adjustment Retraining Notification Act of 1988, as amended (except unemployment benefits payable in accordance with state law and payment for accrued but unused vacation).

3.8
Effect of Federal Excise Tax. Notwithstanding any other provision of the Plan or any other plan, arrangement, or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company to the Eligible Employee or for the Eligible Employee’s benefit pursuant to the terms of the Plan or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Code Section 280G and would, but for this Article 3.8, be subject to the excise tax imposed under Code Section 4999 (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) after reduction to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in the Eligible Employee’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax), notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax.

Unless the Company and the Eligible Employee otherwise agree in writing, any determination required under this Article 3.8 shall be made in writing in good faith by a nationally recognized accounting firm (the “Accountants”). In the event of a reduction in Covered Payments hereunder, the reduction of the total payments shall be effected in compliance with Code Section 409A. For purposes of making the calculations required by this Article 3.8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and the Eligible Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Article 3.8. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Article 3.8.
If notwithstanding any reduction described in this Article 3.8, the Internal Revenue Service (“IRS”) determines that an Eligible Employee is liable for the Excise Tax as a result of the receipt of the Covered Payments, then such Eligible Employee shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that such Eligible Employee challenges the final IRS determination, a final judicial determination a portion of such amounts equal to the “Repayment Amount.” The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the applicable Eligible Employee’s net after-tax proceeds with respect to any payment of the Covered Payments (after taking into account the payment of the Excise

Tax and all other applicable taxes imposed on the Covered Payments) shall be maximized. The Repayment Amount with respect to the payment of Covered Payments shall be zero if a Repayment Amount of more than zero would not result in an Eligible Employee’s net after-tax proceeds with respect to the payment of the Covered Payments being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, the applicable Eligible Employee shall pay the Excise Tax. Notwithstanding any other provision of this Article 3.8, if (1) there is a reduction in the payment of Covered Payments as described in this Article 3.8, (2) the IRS later determines that an Eligible Employee is liable for the Excise Tax, the payment of which would result in the maximization of such Eligible Employee’s net after-tax proceeds (calculated as if the Covered Payments had not previously been reduced), and (3) the Eligible Employee pays the Excise Tax, then the Company shall pay to the applicable Eligible Employee those Covered Payments which were reduced pursuant to this Article 3.8 contemporaneously or as soon as administratively possible after the Eligible Employee pays the Excise Tax so that the Eligible Employee’s net after-tax proceeds with respect to the payment of Covered Payments are maximized.
Article 4– Administration, Amendment And Termination

4.1
Administration. The Plan Administrator or its delegate has the exclusive responsibility and complete discretionary authority to control the operation, management and administration of this Plan, with all powers necessary to enable it properly to carry out those responsibilities, including but not limited to, the power to designate any individual as, and remove from any individual the designation of, “Tier 1 Officer” or “Tier 2 Officer,” to construe this Plan, to determine eligibility for benefits, to settle disputed claims and to resolve all administrative, interpretive, operational, equitable and other questions that arise under this Plan. The decisions of the Plan Administrator on all matters will be final and binding on all interested parties. To the extent a discretionary power or responsibility under this Plan is expressly assigned to a person or persons by the Plan Administrator, that person or persons will have complete discretionary authority to carry out that power or responsibility and that person’s decisions on all matters within the scope of that person’s (or those persons’) authority will be final and binding on all interested parties.

4.2
Amendment and Termination of the Plan. The Plan may be amended or terminated by the Board at any time; provided, however, that, other than as specified in Article 3.2(b), no termination or amendment of the Plan may reduce the Severance Benefits payable under the Plan to an Eligible Employee if the Eligible Employee’s termination of employment with the Company has occurred prior to such termination of the Plan or amendment of its provisions.

Article 5– Source of Benefit Payments

5.1
Unfunded Obligation. The obligations of the Company to provide any benefits under this Plan shall be unfunded and unsecured. All Severance Benefits shall be paid solely from the general assets of the Company.

Article 6– Miscellaneous

6.1	ERISA. The Company intends that this Plan constitute a “welfare plan” under ERISA and any ambiguities in this Plan shall be construed to affect that intent.

6.2
Severability. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan, and this Plan shall be construed and enforced as if said illegal and invalid provision had never been included herein.

6.3
409A Compliance. Notwithstanding anything herein to the contrary, if this Plan is determined to be subject to Code Section 409A, then this Plan shall be administered such that it complies, at all times, with the requirements of Code Section 409A. The Plan Administrator has the sole discretion to interpret the terms of the Plan and to administer the Plan in such a manner that Code Section 409A is satisfied with respect to any Severance Benefits payable hereunder to the extent it is determined that Code Section 409A applies to the Plan. If the Company (or, if applicable, the successor thereto) determines that all or a portion of the Severance Benefits constitute “deferred compensation” under Code Section 409A and that the Eligible Employee is a “specified employee” of the Company or any successor entity thereto, as applicable, as such term is defined in Code Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Code Section 409A, the timing of the applicable payments shall be delayed until the first payroll date following the six-month anniversary of the Eligible Employee’s “separation from service” (as defined under Code Section 409A) and the Company (or the successor entity thereto, as applicable) shall (A) pay to the Eligible Employee a lump sum amount equal to the sum of the payments that the Eligible Employee would otherwise have received during such six-month period had no such delay been imposed and (B) commence paying the balance of the payments in accordance with the applicable payment schedule set forth in the Plan. For purposes of Code Section 409A, each installment payment provided under the Plan shall be treated as a separate payment. To the extent required by Code Section 409A, any payments to be made to an Eligible Employee upon his or her termination of employment shall only be made upon such Eligible Employee’s separation from service. The Company does not make any representations that the payments and benefits provided under the Plan comply with Code Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Eligible Employee on account of noncompliance with Code Section 409A. All in-kind benefits provided under this Plan or otherwise to the Eligible Employee shall be provided in accordance with the requirements of Code Section 409A to the extent that such in-kind benefits are subject to Code Section 409A. With regard to any provision herein that provides for in-kind benefits, except as permitted by Code Section 409A, the right to in-kind benefits shall not be subject to liquidation or exchange for another benefit, and the amount of in-kind benefits provided during any taxable year shall not affect the in-kind benefits to be provided in any other taxable year.

6.4
Construction. This Plan shall be construed in accordance with ERISA and to the extent ERISA does not preempt state law, with the laws of the State of North Carolina (without giving effect to conflict of law provisions). Headings and subheadings have been added only for convenience of reference and shall have no substantive effect whatsoever. All references to articles shall be to articles of this Plan unless otherwise stated. The masculine pronoun includes the feminine. All references to the singular shall include the plural and all references to the plural shall include the singular.

6.5
Nonalienation. No benefit or payment under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, levy or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, levy upon or charge the same shall be void.

6.6
No Employment Rights. Coverage under the Plan will not give any individual the right to be retained in the employment of Lowe’s or a Subsidiary, or upon termination any right or interest in the Plan except as provided in the Plan.

6.7
No Enlargement of Rights. No person will have any right to or interest in any benefit except as specifically provided in the Plan. The legal status of each Eligible Employee or beneficiary who has a claim to Severance Benefits will be that of a general unsecured creditor of the Company.

6.8	Claims Procedures.

(a)
Submitting a Claim. If an Eligible Employee has any complaint or claim concerning any aspect of the operation or administration of the Plan, he or she must submit the claim to the Plan Administrator or another person designated by the Plan Administrator. Claims must be submitted in writing (or by such other means as may be permitted by the Plan Administrator) and should include a statement of the relief requested and the reasons the relief should be granted. Claims must be submitted within one (1) year of a claimant’s Termination Date. Claimants should include any documentary or other evidence which they believe support the claim.

(b)
Notification of Denial. If a claim is denied in whole or in part, the Plan Administrator (or other decision-maker) will send written notice of the decision within ninety (90) days of the date the claim was received. This 90-day period may be extended for an additional ninety (90) days (or other period permitted by ERISA) by written notice from the Plan Administrator (or other decision-maker). If such an extension is necessary, the claimant will be notified prior to the expiration of the initial determination period of the extension, the reasons for the extension and a date by which the Plan Administrator (or other decision-maker) expects to make a decision. Except as otherwise required by ERISA or other applicable law, if the claim is denied in whole or in part, the Plan Administrator (or other decision-maker) shall provide a written notice to the claimant setting for the following:

(i)	The specific reason or reasons for denial;

(ii)	Reference to specific Plan provisions on which the denial is based;

(iii)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(iv)
An explanation of the Plan’s review procedures and time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA following an adverse benefit determination on review; and

(v)	Any other or different information required by ERISA or other applicable law or regulations.

(c)
Claims Review Process. If a claim is denied in whole or in part or if the claimant receives no response to the claim (which such lack of response shall be deemed to be a denial), the claimant may appeal the denial to the Plan Administrator (or other person designated by the Plan Administrator) in writing within sixty (60) days of receipt of written notice of denial or sixty (60) days of the expiration of the 90-day response period without a response. In pursuing the appeal, the claimant should submit all evidence and arguments in favor of the claim in writing. To the extent required by law, the claimant (or his or her authorized representative) shall be permitted to (i) submit written comments, documents, records, and other information relating to the claim and (ii) receive, upon request and free of charge, copies of, and reasonable access to, all documents, records, and other Plan information relevant to the claim. The review will take into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial denial. If the Plan Administrator (or other decision-maker) deems it appropriate, a hearing on the claim may be held.

(d)
Decision on Review. Except as otherwise required by ERISA, the Plan Administrator (or other decision-maker) will make a decision on review within sixty (60) days of receipt of the request for review, unless special circumstances require an extension of time. If such an extension is required, a decision will be rendered as soon as possible, but not later than 120 days after receipt of the request for review, and the Plan Administrator (or other decision-maker) will furnish written notice of the extension to the claimant before the end of the original 60-day period stating the reasons for the extension and a date by when the Plan Administrator (or other decision-maker) expects to make a decision. The decision on review will be made in writing and will include:

(i)	The specific reason or reasons for the decision;

(ii)	Specific references to Plan provisions on which the decision is based;

(iii)	A statement that the claimant is entitled to receive, upon request and free of charge, copies of, and reasonable access to, all documents, records and other information relevant to the claim;

(iv)	A statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to receive information about such procedures;

(v)	A statement of the claimant’s right to bring an action under Section 502(a) of ERISA; and

(vi)	Any other or different information required by ERISA or other law or regulations.

(e)
Finality of Interpretations, Determinations and Decisions. All interpretations, determinations and decisions of the Plan Administrator or other decision-maker with respect to any Plan claim shall be final and conclusive and binding on all interested parties. No legal action to recover benefits under this Plan may be commenced without prior exhaustion of this administrative claim and review procedure, and no legal action to recover benefits under this Plan may be commenced later than two years from the date of the decision on review (or if the claim is deemed denied for any reason, two years from the date that the deemed denial occurred).

Article 7– ERISA Information About the Plan

7.1	Name of Plan. The full name of the Plan is the Lowe’s Companies, Inc. Severance Plan for Senior Officers.

7.2	Plan Identification No. ____.

7.3	Plan Sponsor. Lowe’s Companies, Inc., 1000 Lowe’s Boulevard, Mooresville, NC 28117.

7.4	Employer Identification Number (EIN) for Plan Sponsor. 56-0578072.

7.5	Type of Plan. The Plan is an employee welfare benefit plan as defined in ERISA Section 3(1) and a severance pay plan as defined in 29 C.F.R. § 2510.3-2(b).

7.6	Type of Administration. Self-administration by plan sponsor.

7.7
Funding. The Plan is funded solely by the plan sponsor and the Participating Employers. Benefits under the Plan are paid as needed for the general assets of the plan sponsor and the Participating Employers.

7.8	Claims Administration. Lowe’s Companies, Inc.
Attn: Vice President, Total Rewards
1000 Lowe’s Boulevard
Mooresville, NC 28117
Telephone (704) 758-7000.

7.9	Plan Administration. Lowe’s Companies, Inc.
Attn: Vice President, Total Rewards
1000 Lowe’s Boulevard
Mooresville, NC 28117
Telephone (704) 758-7000.

7.10	Agent for Service of Process. General Counsel
Lowe’s Companies, Inc.
1000 Lowe’s Boulevard
Mooresville, NC 28117
Telephone (704) 758-7000.

7.11	Plan Year. The Plan Year is the calendar year.

Statement of ERISA Rights

The following statement is required by federal law and regulation.

All participants in the Lowe’s Companies, Inc. Severance Plan for Senior Officers are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan participants shall be entitled to:

Receive Information about the Plan and Benefits

Specifically, ERISA entitles all plan participants to:

Examine, without charge, at the plan administrator’s office and at other specified locations, such as work sites, all documents governing the plan, including insurance contracts and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the plan administrator, copies of documents governing the operation of the plan, including insurance contracts and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The administrator may make a reasonable charge for the copies.

Receive a summary of the plan’s annual financial report. The plan administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plans. The people who operate the plan, called fiduciaries of the plans, have a duty to do so prudently and in the interest of plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done and have the right to obtain copies of documents relating to the decision, without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. In addition, if you disagree with the plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in federal court. If it should happen that plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your plan, you should contact the plan administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the plan administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.

You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Executed effective this 16th day of August, 2018.

LOWE’S COMPANIES, INC.

/s/ Jennifer L. Weber
____________________________________
Name: Jennifer L. Weber
Title: Executive Vice President, Human Resources